Exhibit 10.1

AMENDMENT TO

SAVVIS COMMUNICATIONS CORPORATION

2003 Incentive Compensation Plan

The SAVVIS Communications Corporation 2003 Incentive Compensation Plan (the “Plan”) is hereby amended as set forth below, effective as of the date of adoption (the “Adoption Date”) of this amendment (the “Amendment”) by the Board of Directors of SAVVIS Communications Corporation (the “Corporation”), subject to approval of this Amendment by the stockholders of the Corporation, as provided below:

1. The first two sentence of Section 4 is hereby amended and restated in its entirety to read as follows:

“4. STOCK SUBJECT TO THE PLAN

“Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be the sum of 40,000,000. Notwithstanding the preceding sentence, the aggregate number of shares of Stock which cumulatively may be available for issuance pursuant to Awards other than Awards of Options shall not exceed 20,000,000 shares.”

2. The Plan shall be unchanged in all other respects.

3. This Amendment is adopted subject to approval within one year of the Adoption Date by the stockholders of the Corporation. If the stockholders fail to approve this Amendment within one year of the Adoption Date, no awards may be granted under the Plan covering shares of stock in excess of the number permitted under the Plan as in effect before the Adoption Date.

* * *

The foregoing Amendment to the Plan was duly adopted and approved by the Board of Directors of the Corporation on April 20, 2004, subject to approval of the Amendment by stockholders of the Corporation.